Exhibit 5.2

November 21, 2023

enGene Holdings Inc.

4868 Rue Levy, Suite 220

Saint-Laurent, QC, Canada

H4R 2P1, Canada

Re: Registration Statement of enGene Holdings Inc. on Form S-1

Ladies and Gentlemen:

We have acted as United States federal and State of New York counsel to enGene Holdings Inc., a corporation incorporated under the laws of British Columbia, Canada (“enGene”), in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), relating to the registration for resale by the certain Selling Holders named in the Registration Statement of up to: (i) 27,144,548 of the common shares, without par value, of enGene (the “Common Shares”) and (ii) 6,386,589 warrants to purchase Common Shares (the “Warrants”). The Registration Statement also relates to the issuance by enGene of up to 10,411,666 Common Shares upon the exercise of a like number of Warrants.

The Warrants are governed by the Warrant Agreement (the “Original Warrant Agreement”), dated December 9, 2021, by and between Forbion European Acquisition Corp., a Cayman Islands exempted company (“FEAC”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), as amended by the Warrant Assignment, Assumption and Amendment Agreement dated as of October 30, 2023 entered into by and among FEAC, enGene, enGene Inc. and the Warrant Agent (the “Warrant Assignment, Assumption and Amendment Agreement” and the Original Warrant Agreement as assigned, assumed and amended by the Warrant Assignment, Assumption and Amendment Agreement, the “Warrant Agreement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Original Warrant Agreement, (ii) the Warrant Assignment, Assumption and Amendment Agreement, (iii) the Registration Statement, including the exhibits thereto, and (iv) such other documents, and we have considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have assumed that each of the Warrant Agent and FEAC is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, the Warrant Assignment, Assumption and Amendment Agreement, and had and/or has all requisite

Morgan, Lewis & Bockius LLP

101 Park Avenue New York, NY
10178-0060	+1.212.309.6000
United States	+1.212.309.6001

November 21, 2023

legal ability to do so. We have also assumed that pursuant to the laws of Canada, each of enGene and enGene Inc. is validly existing, has duly authorized, executed and delivered the Warrant Assignment, Assumption and Amendment Agreement and issued the Warrants, and has duly authorized, executed and delivered the Warrant Assignment, Assumption and Amendment Agreement and issued the Warrants, and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that the Warrants are legal, valid and binding obligations of enGene except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

101 Park Avenue New York, NY
10178-0060	+1.212.309.6000
United States	+1.212.309.6001